EXHIBIT 8.5(e)
Amendment to Participation Agreement
     This Amendment to that certain Participation Agreement (“Agreement”) dated January 5, 1999, by and among PIMCO Variable Insurance Trust (the “Fund”), Allianz Global Investors Distributors LLC (formerly PIMCO Funds Distributors, LLC) (“AGID”) and Zurich American Life Insurance Company (formerly Kemper Investors Life Insurance Company) (the “Company”), as novated from AGID to PIMCO Investments LLC (the “Underwriter”) as of even date herewith, is effective this              day of April, 2011.
     WHEREAS, the Company, pursuant to the Agreement, purchases shares of Portfolios of the Fund on behalf of the Company’s Accounts to fund certain Contracts issued by the Company; and
     WHEREAS, the Fund, the Underwriter, and the Company (each a “Party” and, together, the “Parties”) seek to enter into this Amendment in order to permit the Parties to deliver the Fund’s Summary Prospectuses pursuant to the requirements of Rule 498 (“Rule 498”) as promulgated under the Securities Act of 1933;
     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Parties agree as follows:
1.	Capitalized terms used herein but not defined shall have their respective meanings set forth in the Agreement. For purposes of this Amendment, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meanings as set forth in Rule 498.

2.	The Agreement is amended to provide as follows:
a.	The Fund and Underwriter each represent and warrant that the Summary Prospectuses and the Web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its series.

b.	The Fund represents, warrants and covenants that the availability of the Fund’s Statutory and Summary Prospectuses and certain other Fund documents will comply with all applicable requirements of Rule 498, including, in particular, paragraph (e). The Fund further represents and warrants that it has appropriate procedures in place to ensure that such Web site continuously complies with Rule 498(e).

c.	(i) The Fund shall be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract owners’ requests for additional Fund documents made directly to the Fund.

(ii) The Company shall be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract owners’ requests for additional Fund documents made directly to the Company. In connection with the Company’s obligation to deliver the documents pursuant to a request made directly to it, the Company shall obtain all such documents from the website maintained by Fund and/or the Underwriter for purposes of complying with Rule 498(e), and shall not alter, in any way, such documents.

d.	The Company represents and warrants that any binding together and delivery of Summary Prospectuses and Statutory Prospectuses to Contract owners for which the Company is responsible will be compliant with Rule 498(c) and the greater prominence requirements of 498(f)(2).
3.	At the Company’s request, the Underwriter or the Fund will provide the Company with URLs to the current Fund and series’ documents for use with Company’s electronic delivery of Fund documents or on the Company’s Web site. The Underwriter or the Fund will be responsible for ensuring the integrity of the URLs and for maintaining the Fund and series’ current documents on the Web site to which such URLs originally navigate.

4.	The Parties agree that all other provisions of the Agreement, including the indemnification provisions, will apply to the terms of this Amendment as applicable.

5.	The parties agree that the Company is not required to use or distribute Summary Prospectuses to its Contract owners, but rather use of the Summary Prospectus will be at the discretion of the Company.
     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer as of the date first written above.

ZURICH AMERICAN LIFE INSURANCE COMPANY
(formerly known as KEMPER INVESTORS LIFE INSURANCE COMPANY)
By:
Name and Title:
Date:
PIMCO VARIABLE INSURANCE TRUST
By:
Name and Title:
Date:
PIMCO INVESTMENTS LLC
By:
Name and Title:
Date:

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